Exhibit 95.1
Mine Safety Disclosure
In July 2010, the U.S. Congress passed the Dodd-Frank Wall Street Reform and Consumer Protection Act, which requires certain disclosures by companies that are required to file periodic reports under the Securities Exchange Act of 1934 and operate mines regulated under the Federal Mine Safety and Health Act of 1977 (“FMSHA”). The following mine safety information is provided pursuant to this legislation for the year ended December 31, 2012.
Two of the Company's mines, the Kensington mine and the Rochester mine, are subject to FMSHA. The FMSHA is administered by the Mine Safety and Health Administration (“MSHA”).

Mine or Operating Name	Section 104 S&S Citations (#)	Section 104 (b) Orders (#)	Section 104 (d) Citations and Orders (#)	Section 110 (b) (2) Violations (#)	Section 107 (a) Orders (#)	Total Dollar Value of MSHA Assessments Proposed(1) ($)	Total Number of Mining Related Fatalities (#)	Received Notice of Pattern of Violations Under Section 104(e) (Yes/No)	Received Notice of Potential to Have Pattern Under Section 104(e) (Yes/No)	Legal Actions Pending as of Last Day of Period (#)	Legal Actions Initiated During Period (#)	Legal Actions Resolved During Period (#)
Kensington	13	1	1	—	1	$154,113	—	NO	NO	10(2)	6	3
Rochester	6	—	4	—	—	$33,079	—	NO	NO	5(3)	5	1(4)
Totals	19	1	5	—	1	$187,192	—	NO	NO	15	11	4

1.	The total dollar value of the Proposed Assessments includes all assessments received during 2012, which in several instances pertain to citations issued in the fourth quarter of 2011.

2.	Of the pending legal actions at Kensington, two are contests of citations and orders and eight are contests of proposed penalties.

3.	All of the pending legal actions at Rochester are contests of proposed penalties.

4.
In addition to the legal action resolved during 2012, on January 23, 2013, MSHA Administrative Law Judges issued final orders approving the settlement of 101 of the 106 citations issued at Rochester between October 2011 and June 2012. A significant number of the originally issued S&S citations were reduced to Non-S&S citations and all of the 104(d) orders issued in 2011 were downgraded to 104(a) citations.